EXHIBIT 10.2

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
AIM MANAGEMENT HOLDCO, LLC
This Second Amended and Restated Limited Liability Company Operating Agreement of AIM Management Holdco, LLC (this “Agreement”), a Delaware limited liability company (the “Company”), is dated effective as of November 5, 2014 (the “Effective Date”), and is made by and among the Persons listed as the Class A Members and the Class B Members on Schedule 1, attached hereto. This Agreement amends and restates in its entirety the Amended and Restated Limited Liability Company Agreement of the Company dated effective as of September 10, 2014, as set forth below.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
Organization
1.1    Definitions. The following capitalized terms shall have the following meanings when used in this Agreement:
“Accounting Period” means a period: (i) the first day of which is (A) the Effective Date (in the case of the initial Accounting Period) and thereafter on the day immediately following the last day of the preceding Accounting Period, (B) any date on which there are contributions to the capital of the Company or any material amount is credited to a Capital Account other than on a pro rata basis, (C) the first day of any “Fiscal Period” (as the term “Fiscal Period” is defined in the applicable Fund agreement) of a Fund, (D) the date after which there are withdrawals or distributions from the capital of the Company or any material amount is debited to any Capital Account other than on a pro rata basis or (E) such other date reasonably deemed appropriate by the Managers; and (ii) the last day of which is (A) the last day of a Fiscal Quarter, (B) the last day of any “Fiscal Period” (as the term “Fiscal Period” is defined in the applicable Fund agreement) of a Fund or (C) such other date reasonably deemed appropriate by the Managers.
“Act” means the Delaware Revised Uniform Limited Liability Company Act (6 Del.C. §18-101 et seq.), as amended from time to time (or any corresponding provisions of succeeding law).
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

205534917 v13

(1)    Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
(2)    Debit to such Capital Account the items described in sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.
“Ashford Employer” means an employer Affiliated with the Company that employs a Class B Member, including without limitation, Ashford, Inc. and Ashford Hospitality Advisors, LLC.
“Capital Account” means, with respect to each Member, the capital account established and maintained on behalf of such Member as described in Section 6.1.
“Capital Contribution” means, with respect to any Member, a contribution of cash or property made by such Member to the Company pursuant to Article 2.
“Class A Members” shall mean those individuals or entities listed as Class A Members on the books and records of the Company, who are Members of the Company.
“Class B Drag Along Portion” shall have the meaning provided in Section 7.4(c).
“Class B Members” shall mean those individuals or entities listed as Class B Members on the books and records of the Company, who are Members of the Company.
“Code” means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.
“Company Interest” means the entire ownership interest of a Member in the Company at the relevant time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.
“Company Minimum Gain” has the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
“Company Percentage” of a Member shall mean the percentage representing such Member’s percentage Company Interest in the Company as set forth opposite a Member’s name on Exhibit A. The sum of the Company Percentages of the Members for each Accounting Period shall equal 100% in the aggregate.

“Control” (whether or not capitalized) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for United States federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for United States federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.
“Drag Along Notice” shall have the meaning provided in Section 7.4(c).
“Fair Market Value” shall have the meaning provided in Section 7.3.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Fiscal Quarter” means any calendar quarter, unless the Managers elect another fiscal quarter.
“Fiscal Year” means the period commencing on the Effective Date and ending on December 31, 2014, and thereafter each period commencing on January 1 of each year and ending on December 31 of such year, unless the Managers elect another fiscal year, provided that any such other fiscal year is permissible for federal income tax purposes.
“Fund Agreement” means the limited partnership agreement and any other relevant governing document of a Fund.
“Funds” shall have the meaning provided in Section 1.4; provided, however, no private or public entity created for the purpose of directly owning hotel assets or incubating future REITs will be considered a “Fund”.
“Future Funds” mean any account or private pooled investment vehicle, in each case focused on investing in securities, with a general partner of which the Partnership or its Affiliates will have an ownership interest; provided however, no private or public entity created for the purposes of directly owning hotel assets or incubating future REITs will be considered a “Future Fund”.
“Gross Asset Value” means the amount equal to, with respect to any asset, the asset’s adjusted basis for United States federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Managers;

(b)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managers, as of the following times: (i) the acquisition of an additional Company Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Company Interest; (iii) the liquidation of the Company within the meaning of Regulations section 1.704-1(b), as appropriate or necessary to ensure that the Capital Accounts of the Members properly reflect their respective economic interests;
(c)    The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as reasonably determined by the Managers; and
(d)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m) and paragraph (6) of the definition of Net Profit and Net Losses or Section 6.3(j); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Managers determine that an adjustment pursuant to paragraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).
“Investment” means direct or indirect beneficial ownership of any stock, partnership interest (general or limited), membership interest, business trust interest or other ownership interest, as well as any note, debenture or other debt security or instruments.
“Majority-in-Interest” means, in the case of the Members, the Members holding in the aggregate more than 50% of all of the Company Percentages; and means, in the case of a particular class of Members, the Members of the particular class holding in the aggregate more than 50% of the Company Percentages held by the Members of that class.
“Managers” shall have the meaning provided in Section 3.1(a).
“Maximum Tag Along Portion” shall have the meaning provided in Section 7.4(c).
“Member” means any Person admitted to the Company as a member of the Company, until the Person has been removed as a Member or a substitute Member or Members are admitted with respect to such Person’s entire Company Interest. For all purposes of the Act, the Members constitute a single class or group of members except to the extent and in the circumstances explicitly set forth herein. For purposes of clarity, any provision of this Agreement requiring the vote or consent by a Majority-in-Interest of the Class A Members will be binding on the Class B Members to the extent such provision is applicable to the Class B Members.
“Member Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.
“Member Nonrecourse Deductions” has the meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
“Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(1)    Any income of the Company that is exempt from United States federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;
(2)    Any expenditures of the Company described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from such taxable income or loss;
(3)    In the event the Gross Asset Value of any Company property is adjusted pursuant to the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or losses from the disposition of such property for purposes of computing Net Profits or Net Losses;
(4)    Gains or losses resulting from the disposition of Company property shall be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(5)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation contained herein;
(6)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to section 1.704- 1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(7)    Notwithstanding any other provision of this definition of Net Profits or Net Losses, any items which are specially allocated pursuant to Section 6.3 shall not be taken into account in computing Net Profits or Net Losses.
“Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) of the Regulations.
“Nonrecourse Liability” has the meaning set forth in section 1.704-2(b)(3) of the Regulations.
“Permitted Transferee” means, in the case of a Member that is an entity, any Affiliate, and in the case of a Member that is an individual, any Affiliate or any trust or other entity created during an individual’s life, controlled by the individual, for estate planning purposes, such as a living trust, limited partnership or limited liability company; or, in either case, any other transferee approved by a Majority-in-Interest of the Members; provided that, each of Monty Bennett and Rob Hays and each of their Affiliates are “Permitted Transferees” of each other; provided further that any such Permitted Transferee agrees in writing as a condition precedent to be bound by the provisions of this Agreement with respect to the transferred Company Interest in a form satisfactory to the Company.
“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other entity or any government (including a governmental agency or political subdivision thereof).
“Release” shall have the meaning provided in Section 7.3(b).
“Regulations” means the regulations issued under the Code or any successor law.
“Regulatory Allocations” shall have the meaning provided in Section 6.3(j).
“Removal Interest” means the daily contract rate for United States 3-year treasury notes plus 400 basis points calculated and fixed as of the date of removal of a relevant Class B Member.
“Representative” shall have the meaning provided in Section 7.4(c).
“Repurchase Price” shall have the meaning provided in Section 7.3(b).
“Securities” means to invest, on margin or otherwise, long and short, in securities and other financial instruments, domestic or foreign, whether existing on the date hereof or subsequently developed including, without limitation: capital stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, notes and debentures (whether subordinated, convertible or otherwise); currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, United States government securities and securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; mortgage-backed obligations issued or collateralized by U.S. federal agencies; equipment lease certificates; equipment trust certificates; loans; first-, secondary lien and other credit facilities; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature, in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable (all such items being called herein a “Security” or “Securities”), and to sell Securities short and cover such sales.
“Selling Member” shall have the meaning provided in Section 7.4(c).
“Tag Along Exercise Notice” shall have the meaning provided in Section 7.4(c).
“Tag Along Participant” shall have the meaning provided in Section 7.4(c).
“Tag Along Price” shall have the meaning provided in Section 7.4(c).
“Tag Along Sale Notice” shall have the meaning provided in Section 7.4(c).
“Trading Value” shall have the meaning provided in Section 7.3(d).
“Transfer” when used as a noun, means any assignment, transfer, sale, pledge, alienation, hypothecation or other disposition or encumbrance; and, when used as a verb, means to assign, transfer, sell, pledge, alienate, hypothecate or otherwise dispose of or encumber. “Transfer” shall also include, when used with respect to any property (including any Company Interest), any Transfer of control of the Person(s) owning such property, whether directly or indirectly, provided, that the property in question represents all or substantially all of the property of such Person.
“Transferee Terms” shall have the meaning provided in Section 7.4(c).
1.2    Formation of Limited Liability Company. The Members formed the Company pursuant to and in accordance with the Act, and, except as otherwise provided herein, the rights and liabilities of the Members are as provided in the Act. The term of the Company began upon the issuance of the Certificate of Formation (the “Certificate”) filed with the Secretary of State of the State of Delaware pursuant to the Act, and shall continue until the liquidation and termination of the Company in accordance with this Agreement and the Act.
1.3    Name. The name of the Company is “AIM Management Holdco, LLC.” The Managers may change the name of the Company from time to time and shall give prompt notice thereof to the Members. In any such event, the Managers shall promptly file in the office of the Secretary of State of the State of Delaware an amendment to the Certificate reflecting such change of name.
1.4    Character of Business. The purpose of the Company is to (i) serve as a member of the investment manager to each of AIM Real Estate Hedged Equity (U.S.) Fund, LP, a Delaware limited partnership, AIM Real Estate Hedged Equity (Cayman) Fund, Ltd., a Cayman Islands exempted company, and AIM Real Estate Hedged Equity Master Fund, L.P., a Cayman Islands exempted limited partnership, as well as any Future Funds (each, a “Fund” and together, the “Funds”), and (ii) engage or participate in any lawful business activities (as determined by the Managers) in which a limited liability company organized under the laws of the State of Delaware may engage or participate. The Managers shall have the authority to qualify the Company to do business in any state or jurisdiction as it may determine for the purposes listed above.
1.5    Registered Office and Agent. The address of the Company’s registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The Company’s registered agent at such address is Corporation Service Company. The Managers may change such registered office or registered agent from time to time. The Managers shall give each Member prompt notice of any such change.
1.6    Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.
1.7    Other Terms. All references to “Articles,” “Sections” and “Schedules” contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, schedules and other provisions of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement, the following words or phrases shall have the meanings indicated: (i) “day” shall mean a calendar day; (ii) “include” and derivatives thereof shall mean “including without limitation;” (iii) “law” or “laws” shall mean statutes, regulations, rules, judicial orders and other legal pronouncements having the effect of law; and (iv) “person” shall mean any individual, corporation, partnership, limited liability company, trust, government or other entity. Whenever any provision of this Agreement requires or permits the Managers to take or omit to take any action, or make or omit to make any decision, unless the context clearly requires otherwise, such provision shall be interpreted to authorize an action taken or omitted, or a decision made or omitted, by the Managers acting alone and in good faith.
ARTICLE 2
Capital Contributions
2.1    Capital Contributions. The initially contributed capital of the Company is apportioned to the Capital Accounts of the Members in the amounts set forth in the books and records of the Company (which shall be updated for any Transfers in accordance with this Agreement and any further capital contributions in accordance with this Agreement). The Members will be required to fund any future capital contributions to the Company for operating expenses, as determined by the Managers, pro rata in accordance with their Company Percentages.

ARTICLE 3
Rights and Obligations of Members
3.1    Management of Company.
(a)    All Members hereby agree that the powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company shall be managed under the direction of the managers of the Company (the “Managers”). Except as otherwise provided in this Agreement, the management, control and direction of the Company and its operations, business and affairs shall be vested exclusively in the Managers, who shall have the right, power and authority, acting solely by themselves and without the necessity of approval by any Member or any other person, to carry out any and all of the purposes of the Company (including, without limitation, to open, maintain and close bank accounts and draw checks or other orders for the payment of money, open, maintain and close brokerage, money market fund and other similar accounts) and to perform or refrain from performing any and all acts that the Managers may deem necessary, desirable, appropriate or incidental thereto, subject only to any express limitations set forth in this Agreement. Each Manager shall hold office until his successor has been elected, or until his earlier death, resignation, or removal. A Manager may be appointed or removed at the election of a Majority-in-Interest of the Class A Members. The initial Managers of the Company are Monty Bennett and Rob Hays.
(b)    Notwithstanding any provision hereof to the contrary, the Managers will not, either directly or indirectly, without the affirmative vote or consent of a Majority-In-Interest of the Members, take any of the following actions:
(i)    sell, convey or otherwise dispose of (including by license) all or substantially all of its property or business or merge with or into or consolidate or combine with any other Person (unless, immediately following such merger, combination or consolidation, the surviving entity is owned by the Class A Members and Class B Members in the same proportion as their Company Percentages in the Company immediately prior to such consolidation, combination or merger);
(ii)    liquidate, dissolve or wind up the Company, or effect any recapitalization (including any stock split, stock dividend, reverse stock split or otherwise), restructuring or reorganization of the Company;
(iii)    issue or sell any Company Interests (including pursuant to any employee incentive plan); or admit any substituted Members or Additional Members other than as provided in Article 7; or redeem, purchase or otherwise acquire any Company Interests other than provided in Article 7;
(iv)    unless otherwise provided herein, any action with respect to matters involving a conflict of interest related to a Manager or the Managers (but not including matters related to management or policies with respect to the Funds);
(v)    agree or commit to do any of the foregoing.

(c)    Except as otherwise provided in this Agreement, no Member shall participate in the management, control or direction of the Company’s operations, business or affairs, transact any business for the Company or have the power to act for or on behalf of or to bind the Company, such powers being vested solely and exclusively in the Managers.
3.2    Expenses. The Company pays all costs and expenses arising in connection with its operations including, but not limited to, all out-of-pocket, administrative, insurance, consulting, professional and legal and expenses of the Company. The Managers shall be entitled to reimbursement for all reasonable expenses respectively paid or incurred by them on behalf of the Company. This Section 3.2 in no way limits the Company’s ability to seek and receive reimbursement for costs and expenses to which it may be entitled under the applicable Fund Agreement.
3.3    Liability of Members. All Company debts and obligations shall be paid or discharged with the property of the Company (including insurance proceeds). No Member shall be personally liable for any of the debts or obligations of the Company, nor shall a Member have any obligation to make up any negative balance in its Capital Account.
3.4    Consents and Voting Rights. Any Member whose consent, vote or approval is required or permitted under any provision of this Agreement may give or withhold such consent, vote or approval in the sole discretion of such Member, whether reasonably or unreasonably. In the case of any matter for which the action of the Members is expressly required by the Act, this Agreement or is requested by the Managers, such action shall (unless a different percentage is otherwise specified by the foregoing) be effective against and binding on all Members and the Company if taken with the consent of the Managers and a Majority-in-Interest of the Members. Any consent, vote or approval given pursuant to this Agreement shall be required to be in writing.
ARTICLE 4
Representations, Warranties, Covenants and Certifications
4.1    Member Representations. Each Member represents, warrants and covenants that:
(a)    Such Member has all requisite power and authority to enter into this Agreement and perform such Member’s respective obligations hereunder and that such Member is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended from time to time).
(b)    This Agreement has been duly and validly executed and delivered by such Member and is enforceable against it, in accordance with its terms, and the performance of such Member’s respective obligations hereunder shall not conflict or result in the violation of any agreement, lease, instrument, license, permit or other authorization applicable to such Member.
(c)    Such Member acknowledges that the Company Interests are subject to transfer restrictions and consents.

(d)    Such Member acknowledges that ownership of the Company Interests may involve tax consequences. Such Member confirms that it is not relying on any statements or representations of the Company, the Managers or any of their agents or legal counsel with respect to the tax and other economic considerations of the ownership of the Company Interests, and acknowledges that such Member may retain its own professional advisors to evaluate the United States federal, state and local tax and other economic considerations of an ownership of the Company Interests. Such Member also acknowledges that it is solely responsible for any of its own tax liability that may arise as a result of the ownership of the Company Interests or the transactions contemplated by this Agreement.
(e)    Such Member acknowledges that the Managers and the Company will rely upon the representations, warranties and covenants contained in this Agreement without making any independent investigation, and that the representations, warranties and agreements made by the Member shall survive the execution and delivery of this Agreement.
(f)    Except as expressly set forth in this Agreement, if applicable, no representations or warranties have been made to the Member by the Managers, the Company or any agent, employee or Affiliate of the Managers or the Company, and in entering into this Agreement, the Member is not relying on any information other than that which is the result of independent investigation by the Member.
4.2    Survival. All of the foregoing representations and warranties of this Article 4 shall survive the withdrawal of any Member and the termination of this Agreement.
ARTICLE 5
Exculpation and Indemnity
5.1    Exculpation. To the fullest extent permitted under applicable law, no Manager of the Company is liable to the Company nor to any of the Members for any losses, claims, damages or liabilities arising (i) by reason of being or having been a Manager or (ii) from any act or omission performed or omitted by the Manager in connection with this Agreement or the Company’s business or affairs (including any error in judgment in making any investment decisions), including losses due to the negligence of brokers or other agents of the Company, except for any losses, claims, damages or liabilities primarily attributable to such Manager’s willful misconduct, bad faith, gross negligence or breach of this Agreement, as finally determined by a court of competent jurisdiction, or as otherwise required by law.
5.2    Indemnity. To the fullest extent permitted by the Act, the Company shall indemnify the Managers against any claim, loss, damage, liability or expense (including reasonable attorneys’ fees, court costs and costs of investigation and appeal) suffered or incurred by any such indemnitee by reason of, arising from or relating to the operations, business or affairs of or any action taken or failure to act on behalf of the Company, except to the extent any of the foregoing (i) is determined by final, nonappealable order of a court of competent jurisdiction to have been primarily caused by the willful misconduct, bad faith, gross negligence or breach of this Agreement of such indemnitee or (ii) is suffered or incurred as a result of any claim (other than a claim for indemnification under this Agreement) asserted by the indemnitee as plaintiff against the Company. Unless a determination has been made (by final, nonappealable order of a court of competent jurisdiction) that indemnification is not required, the Company shall, upon the request of any indemnitee, advance or promptly reimburse such indemnitee’s reasonable costs of investigation, litigation or appeal, including reasonable attorneys’ fees; provided, however, that as a condition of an indemnitee’s right to receive such advances and reimbursements, the affected indemnitee shall undertake in writing to repay promptly the Company for all such advancements or reimbursements if a court of competent jurisdiction determines that such indemnitee is not then entitled to indemnification under this Section 5.2. No indemnitee may satisfy any right of indemnity or advancement of expenses granted in this Section 5.2 or to which it may be otherwise entitled except out of the assets of the Company, and no Member is personally liable with respect to any such claim for indemnity or advancement of expenses. The Managers may obtain appropriate insurance on behalf, and at the expense, of the Company to secure the Company’s obligations hereunder.
ARTICLE 6
Capital Accounts, Distributions and Allocations
6.1    Capital Accounts.
(a)    A capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the rules set forth herein and as follows.
(b)    If any Company Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred Company Interest.
(c)    The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. If the Managers determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Regulations section 1.704-1(b), the Managers may make such modification if it is not likely to have a materially adverse effect on amounts distributable to any Member pursuant hereto on the dissolution of the Company. The Managers shall adjust the amounts debited or credited to Capital Accounts with respect to any property contributed to the Company or distributed to a Member and any liabilities secured by such contributed or distributed property or assumed by the Company or a Member in connection with such contribution or distribution if the Managers determine that such adjustments are necessary or appropriate under Regulations section 1.704-1(b)(2)(iv). The Managers shall also make any appropriate modifications if unanticipated events might cause this Agreement not to comply with Regulations section 1.704-1(b), and the Managers shall make all elections provided for under such Regulations.
6.2    Allocations of Net Profits and Net Losses. As of the close of business on the last day of the relevant Accounting Period, subject to Section 6.3, the Net Profits and Net Losses shall be allocated among the Members on a pro rata basis in proportion to each Member’s Company Percentage for such Accounting Period.

6.3    Special Allocations. Notwithstanding Section 6.2, special allocations of items of income, gain, loss or deduction may be required for any Fiscal Year (or other period) as follows:
(a)    New Issues. In the event the Managers determine that, based upon tax or regulatory reasons, including, but not limited to, the FINRA rules on participation in “new issues,” or any other reason as to which the Managers and any Member agree, a Member should not participate, or participate only to a limited extent, in the income, gains, losses or expenses, if any, attributable to trading in any Security, type of Security or to any other transaction, the Managers may allocate such income, gains, losses or expenses only to the Capital Accounts of Members to whom such reasons do not apply. In addition, if for any of the reasons described above, the Managers determine that a Member should have no interest, or only a limited interest, in a particular Security, type of Security or transaction, the interests in such Security, type of Security or transaction may be set forth in a separate memorandum account in which only the Members having an interest in such Security, type of Security or transaction shall have an interest and the income associated with such Security, type of Security or transaction. Any taxes which are paid by the Company with respect to any item of income or gain allocable to one or more Members shall be debited from the Capital Accounts of such Members in an equitable manner and taking into account such Members’ proportionate share of any income related thereto.
(b)    Limitations on Net Losses. The Net Losses allocated pursuant to Section 6.2 shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year for which the allocation relates. In the event some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation under Section 6.2, the limitation set forth in the preceding sentence shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses to each Member under section 1.704-1(b)(2)(ii)(d) of the Regulations. All Net Losses in excess of the limitations set forth in the preceding sentence shall be allocated to the Members in accordance with their respective Company Percentages, as applicable.
(c)    Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(g)(2) of the Regulations. This Section 6.3(c) is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
(d)    Member Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each person who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such person’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.3(d) is intended to comply with the member minimum gain chargeback requirement in section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
(e)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations section 1.704-1(b)(2)(ii)(d)(4), section 1.704-1(b)(2)(ii)(d)(5) or section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.3 have been tentatively made as if this Section 6.3(e) were not in this Agreement.
(f)    Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(f) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 6.3 have been tentatively made as if this Section 6.3(f) and Section 6.3(e) were not in this Agreement.
(g)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to each Member’s Company Percentage.
(h)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i)(1).
(i)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Company Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Company Interests in the event that Regulations section 1.704-1(b)(2)(iv)

(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.
(j)    Curative Allocations. The allocations set forth in Sections 6.3(b) through (h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, losses or deduction pursuant to this Section 6.3(j). Therefore, notwithstanding any other provision of this Section 6.3 (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, losses or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 6.2.
6.4    Allocations for Income Tax Purposes.
(a)    Except as otherwise required by Code section 704(c), items of income, gain, deduction, loss or credit that are recognized for United States federal, state and local income tax purposes in each Fiscal Year are allocated among the Members in such manner as to reflect equitably amounts credited to or debited against each Member’s Capital Account, whether in such Fiscal Year or in prior Fiscal Years. To this end, the Company shall establish and maintain records that show the extent to which the Capital Account of each Member, as of the last day of each Fiscal Year, consists of amounts that have not been reflected in the taxable income of such Member.
(b)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its Gross Asset Value in the same manner as under Code section 704(c) and the Regulations thereunder.
6.5    Determination by the Managers of Certain Matters. All matters concerning: (i) valuations; (ii) the allocation of income, deductions, credits, gain and loss among the Members including taxes thereon; (iii) accounting procedures; and (iv) the operation of Section 6.9 that are not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by the Managers and a Majority-in-Interest of the Members.
6.6    Distributions.
(a)    The Managers may cause the Company to make distributions to the Members from time to time, as determined by the Managers, subject to any limitations imposed on such distribution by law or contract. Notwithstanding the foregoing, distributions of cash or other property of the Company shall be made only for amounts that exceed all Company expenses under Section 3.2 and any reserves that the Managers from time to time determine are required or are reasonably appropriate to be retained to meet any accrued or foreseeable expenses, expenditures, liabilities or other obligations of the Company. Each distribution of cash or other property shall be made by distributing such amounts of cash or other property pro rata based on the positive balances of their Capital Accounts.
(b)    Subject to Sections 6.6(a), 6.7, 6.8 and 6.9, a Member may request a distribution with respect to amounts held in such Member’s Capital Account.
6.7    Withholding Taxes.
(a)    Withholding. The Managers shall be entitled to withhold or cause to be withheld from any Member’s distributions from the Company any taxes imposed by applicable law. Each Member shall furnish to the Managers from time to time all such information as required by applicable law or otherwise reasonably requested by the Managers (including certificates in the form prescribed by the Code and the Regulations) to permit the Managers to ascertain whether and in what amount withholding is required in respect of such Member. Notwithstanding the foregoing, the Managers shall have no liability to the Company or any Member for failure to request or obtain such information from any Member or for failure to withhold in respect of any Member who has not furnished such information to the Managers.
(b)    Deemed Distributions. Any amounts withheld by the Managers in accordance with Section 6.7(a) shall nevertheless, for purposes of this Agreement, be deemed to have been distributed to the Members in respect of which they are withheld.
6.8    Right of Offset. At its option and without waiving any rights or remedies it may otherwise have (whether at law or in equity), the Company will have the right to offset on a dollar-for-dollar basis any amounts payable by the Company to any Member (including amounts payable to such Member in respect of any distributions from the Company against any amounts owing by such Member to the Company or to any Affiliate of a Fund).
6.9    Return of Distributions. Except as required by the Act, other applicable law or as otherwise expressly set forth herein, no Member shall be required to repay to the Company, any other Member or any creditor of the Company all or any part of the distributions made to such Member pursuant hereto.
ARTICLE 7
Admissions, Withdrawals, Removals and Transfers
7.1    Admission of New Members. New Members may be admitted to the Company only in connection with a Transfer permitted by Section 7.4 or otherwise with the consent of a Majority-In-Interest of the Members. The Company Percentages shall be redetermined from time to time upon the admission or withdrawal of Members as set forth in this Article 7 and Schedule 1, attached hereto, will be promptly updated. Except as otherwise provided in this Article 7, no Member’s Company Percentage shall be reduced solely as the result of the admission of a new Member without such Member’s consent unless such Member is pro rata reduced along with all of the other Members.
7.2    No Withdrawal. No Member may withdraw from the Company except as provided in this Article 7. The Class A Member may not be removed. Any Member removed pursuant to this Agreement is only entitled to receive the distribution with respect to its Company Interest to which such member is entitled under this Agreement and is not entitled to receive the value of such Member’s Company Interest in accordance with Section 18-604 of the Act if such distribution upon resignation provisions were not otherwise provided in the Agreement.
7.3    Removal of a Class B Member.
(c)    A Class B Member may be removed at the election of a Majority-In-Interest of the Members (but calculated without giving effect to the Company Percentages of the Class B Member being removed) if such Class B Member’s employment with an Ashford Employer is terminated; provided that if the Class B Member is not removed within 90 days following the date of termination of such employment, then the Class B Member may elect in writing within 120 days following the date of termination of employment to require the Company to remove him as a Member. In the case of any termination of such employment, such Class B Member shall also cease to be a Manager to the extent that he was otherwise a Manager.
(d)    Upon the removal of a Class B Member from the Company in accordance with this Section 7.3, such removed Class B Member will be entitled to receive the Fair Market Value (as defined below) of its Company Interest, to be paid by the Company (the “Repurchase Price”) in accordance with the schedule in Section 7.3(d); provided that upon such removal, such Class B Member enters into a release of claims against the Company, the Members, the Managers and the Affiliates of the foregoing, in a form reasonably satisfactory to the Company (a “Release”).
(c)    “Fair Market Value” for purposes of this Section 7.3 shall mean the fair market value of the Company Interest held by the relevant removed Class B Member as of the date of removal of the Class B Member, without giving effect to minority discount, as mutually determined in good faith by the Company and the removed Class B Member within 30 days following the date of removal of such Class B Member; provided that if the removed Class B Member and the Company cannot agree upon Fair Market Value within such 30 day period, each of the removed Class B Member and the Company shall appoint a nationally recognized independent valuation expert and the two independent valuation experts shall mutually determine Fair Market Value within 30 days following their appointment; provided, further that if such two independent valuation experts cannot agree upon Fair Market Value within such 30 day period, each of the two independent valuation experts shall mutually agree upon a third nationally recognized independent valuation expert and such third independent valuation expert shall determine the Fair Market Value within 30 days following its appointment. The Fair Market Value as determined pursuant to this Section 7.3(c) shall be binding on the Company and the removed Class B Member for purposes of applying Section 7.2(b) to such removed Class B Member. The expenses of applying this Section 7.3(c) shall be split equally between the removed Class B Member and the Company.

(d)    The Company shall pay to the removed Class B Member 33% of the Repurchase Price plus Removal Interest (accruing from the date of removal until such payment) on the first January 31 following more than 60 days after the occurrence of both (i) the removal of such Class B Member and (ii) the receipt by the Company of the Release. The next 33% of the Repurchase Price plus Removal Interest (accruing from the date of removal until such payment) shall be paid out one year later on the next occurring January 31, with the remaining 34% of the Repurchase Price plus Removal Interest (accruing from the date of removal until such payment) being paid out on the following successive January 31 (so that payments would be made over approximately three years in three installments). For purposes of clarity, the Repurchase Price shall remain constant over the payment period as it is tied to the Fair Market Value of the relevant Company Interest as of the date of removal of the Class B Member. At the Company’s election, it may pay all or any portion of the Repurchase Price in the form of common stock of Ashford, Inc. (or any successor thereto), in lieu of cash (assuming payment in the form of such stock would not reasonably be expected to cause the removed Class B Member to incur liabilities under Section 16 of the Securities Exchange of 1934). In the event that the Company pays all or part of the Repurchase Price through common stock of Ashford, Inc, the value of the common stock for purposes of payment on such payment date will be the Trading Value, and the cash portion to be paid on the such payment date will be reduced by an amount equal to the Trading Value of such common stock paid on such payment date. The “Trading Value” will be determined by the average closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of Ashford, Inc. (or any successor thereto) on the applicable stock exchange (or, if no closing price is reported, the last reported sale price during the regular session) for the five trading days immediately prior to the third business day preceding the payment of the applicable portion of the Repurchase Price.

7.4    Transfers of Class A Member and Class B Members’ Company Interests.
(a)    No Member may Transfer all or any portion of such Member’s Company Interest unless such Transfer is made in compliance with this Section 7.4. Any Transfers by a Class B Member permitted by this Section 7.4 must be documented in writing in form and substance reasonably satisfactory to the Managers and a Majority-in-Interest of the Class A Members. Any purported Transfer by a Member of all or any part of its Company Interest in violation of this Section 7.4 shall, to the fullest extent permitted by applicable law, be null and void and of no force and effect.
(b)    (i)    Any Class B Member upon 30 days prior written notice to the Class A Member may Transfer its Company Interest to a Permitted Transferee without the consent of the other Members. A Class B Member may only Transfer its Company Interest to a Person other than a Permitted Transferee with the consent of a Majority-In-Interest of the Members and in compliance with Section 7.4(c).
(ii)    Subject to Section 7.4(c), a Class A Member may Transfer its Company Interest to any Person at any time upon notice to the Managers.

(c)    A Member Transferring all or any portion of its Company Interest to a Person other than a Permitted Transferee pursuant to Section 7.4(b) may do so only in compliance with this Section 7.4(c) (each such Member, a “Selling Member”).
(i)    Tag Along Rights.

(A)If the Selling Member elects to Transfer its Company Interests to a third party purchaser as provided in Section 7.4(b) (other than a Permitted Transferee), the Selling Member shall give notice in writing to such effect to the other Members. Such notice (the “Tag Along Sale Notice”) shall be given not more than 60 nor less than 30 days prior to the proposed sale date and set forth: (1) the name of the third party purchaser (and any Person controlling the third party purchaser) and the portion of the Company Interest proposed to be Transferred, (2) the proposed amount and form of consideration (the “Tag Along Price”) and other terms and conditions of the proposed sale (the “Transferee Terms”), (3) that the proposed transferee has been given notice of the “tag along right” provided for in this Section 7.4(c)(i)(A), and has agreed to purchase Company Interests from each Tag Along Participant in accordance with the terms hereof, and (4) the proposed sale date. The Transferee Terms shall include an offer by the third party purchaser to each to the Class A Member and Class B Member who are not the Selling Member (each, a “Tag Along Participant”) to purchase all or a portion of such Tag Along Participant’s Company Interest as determined below, at the same price per 1% Company Interest (calculated based on Company Percentages, i.e., the same price per 1% Company Percentage) to be paid by the third party purchaser to the Selling Member and otherwise on the Transferee Terms.
(B)The tag along right may be exercised by each Tag Along Participant by delivery of a written notice to the Selling Member (the “Tag Along Exercise Notice”) within 30 days from the date of receipt of the Tag Along Sale Notice. The Tag Along Exercise Notice shall state the portion of the Company Interest that such Tag Along Participant wishes to include in such Transfer to the third party purchaser. Upon the giving of a Tag Along Exercise Notice, such Tag Along Participant shall be entitled and obligated to sell the portion of such Tag Along Participant’s Company Interest set forth in the Tag Along Exercise Notice (as adjusted as provided in Section 7.4(c)(i)(C)), to the third party purchaser on the Transferee Terms; provided, however, that the Selling Member shall not consummate the Transfer of any Company Interest offered by it if the third party purchaser does not acquire all Company Interests (as adjusted as provided in Section 7.4(c)(i)(C)) that each Tag Along Participant is entitled and elects to sell pursuant hereto. After expiration of the 30 day period referred to above, if the provisions of this Section 7.4(c)(i) have been complied with in all respects, the Selling Member and each Tag Along Participant that delivered a Tag Along Exercise Notice shall sell their respective Company Interests to the third party purchaser on the Transferee Terms on the date proposed in the Tag Along Sale Notice (or such other date within 60 days of such proposed date as may be agreed among the participants in such Transfer). The Selling Member agrees to use its commercially reasonable efforts to ensure that the applicable Transferee Terms provide for several, and not joint, liability, with respect to the indemnification and comparable obligations contained within such Transferee Terms.
(C)The third party purchaser shall purchase from the Selling Member and each Tag Along Participant the portion of such Selling Member’s or Tag Along Participant’s respective Company Interests that such Selling Member or such Tag Along Participant desires to Transfer, provided that the portion of any Tag Along Participant’s Company Interest to be included in the sale relative to its entire Company Interest shall not exceed the portion of the Selling Member’s Company Interest relative to its entire Company Interest and such portions together do not exceed the Maximum Tag Along Portion (as defined below). If such portions exceed the Maximum Tag Along Portion, the third party purchaser shall be obligated to purchase only the Maximum Tag

Along Portion, and the amount of Company Interests of each of the Selling Member and Tag Along Participants to be included in the Transfer shall be reduced pro-rata, based on the relative percentages of Company Interests that the Selling Member and the Tag Along Participants elect to include in the sale. For purposes hereof, the term “Maximum Tag Along Portion” means a portion of a Tag Along Participant’s or Selling Member’s Company Interest the price of which (based on the Tag Along Price of such Company Interest) equals the total price that the third party purchaser is willing to pay for all Company Interests to be purchased, multiplied by a fraction, the numerator of which is the Tag Along Price of such portion that the Selling Member or Tag Along Participant desires to include in such Transfer and the denominator of which is the aggregate of the Tag Along Prices of the Company Interests that the Selling Member and each Tag Along Participant desire to include in such Transfer).
(D)For purposes of clarity, all Transfers shall still also be subject to the other restrictions of this Section 7.4.
(ii)    Drag Along Rights.
If the Class A Member desires to Transfer all of its Company Interest to a third party purchaser and has complied in all respects with its obligations under the provisions of this Section 7.4, then, in such event, the Class A Member may elect to cause the Class B Members to include in such sale to the third party purchaser all of the Class B Members’ Company Interests (the “Class B Drag Along Portion”). The sale of the Class B Drag Along Portion shall be at the same price and in the same consideration and on the same terms and conditions as set forth in the Transferee Terms (including the date for the closing of such sale) and in any case on terms no less favorable to Class B Members than to the Class A Member. Any election pursuant to this Section 7.4(c)(ii) to include the Class B Drag Along Portion in the sale (a “Drag Along Notice”) shall be set forth in the Transferee Terms or the Tag Along Sale Notice given by the Class A Member in connection with such Transfer. In connection with any such Drag Along Notice, the Class B Members will execute and deliver all related documentation and take such other action in support of the Transfer as shall reasonably be requested by the Class A Member in order to carry out the terms and provision of this Section 7.4(c)(ii), including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents. In the event that the Class A Members, in connection with such Transfer, appoint a representative for the Members (the “Representative”) with respect to matters affecting the Members under the applicable definitive transaction agreements following consummation of such Transfer, the Class B Members agree (x) to consent to (i) the appointment of such Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Representative’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Representative in connection with such Representative's services and duties in connection with such Transfer and its related service as the representative of the Member, and (y) not to assert any claim or commence any suit against the Representative or any other Member with respect to any action or inaction taken or failed to be taken by the Representative in connection with its service as the Representative, absent fraud, willful misconduct or gross negligence.
(iii)    Closing. At the closing of any purchase of Company Interests pursuant to this Section 7.4(c), the Selling Member and, if applicable, any Tag Along Participant and, if applicable, Class B Members pursuant to Section 7.4(c)(i), shall deliver to the purchaser(s), against payment of the purchase price, the Company Interests free and clear of all liens, charges, pledges and other encumbrances (except for this Agreement and as otherwise provided in the Transferee Terms) with transfer instructions to the Company. In the event the purchaser is the Class A Member, the Company Interests to be purchased may be purchased by such other Member or its Affiliate.

ARTICLE 8
General Accounting Provisions and Reports
8.1    Books of Account; Tax Returns. The Managers shall prepare and file, or shall cause to be prepared and filed, all United States federal, state, local and foreign income and other tax returns required to be filed by the Company, and shall keep or cause to be kept complete and appropriate records and books of account in which shall be entered all such transactions and other matters relative to the Company’s operations, business and affairs as are usually entered into records and books of account that are maintained by persons engaged in business of like character or are required by the Act. Except as otherwise expressly provided in this Agreement, such books and records shall be maintained in accordance with the basis utilized in preparing the Company’s United States federal income tax returns, which returns, if allowed by applicable law, may in the discretion of the Managers be prepared on either a cash basis or accrual basis.
8.2    Reports. The Managers must use commercially best efforts to prepare or cause to be prepared and transmit, as soon as practicable after the end of each Fiscal Year, a United States federal income tax Form K-1 for each Member. The Managers must mail such materials to (i) each Member and (ii) each former Member (or its successors, assigns, heirs or personal representatives) who may require such information in preparing its United States federal income tax return
8.3    Place Kept; Inspection. The books and records shall be maintained at the principal place of business of the Company by the Managers. The Managers shall maintain the separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business, in accordance with generally accepted accounting principles, consistently applied. Such books of account, together with a copy of this Agreement and of the Certificate of Formation, shall at all times be maintained at the principal place of business of the Company (or at the place of business of the Person to whom the duty to maintain these books has been delegated in accordance herewith and identified in writing to the Members) and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest as a member of the Company.

8.4    Tax Matters Member. A Class A Member shall be the tax matters member of the Company and, in such capacity, shall exercise all rights conferred, and perform all duties imposed, upon a tax matters member under sections 6221 through 6233 of the Code and the Regulations thereunder.
ARTICLE 9
Amendments and Waivers
Except as otherwise provided in this Agreement, this Agreement may be modified or amended, or any provision hereof waived, only with the consent of a Majority-in-Interest of the Class A Members; provided that no amendment to or waiver of any provision of this Agreement shall be effective against a Member without the consent or vote of such Member if such amendment or waiver would (i) cause the Company to fail to be treated as a limited liability company under the Act, (ii) change Section 2.1 to change a Member’s obligations to contribute to the capital of the Company, (iii) change Section 6.2, 6.3 or 6.6 to affect adversely the participation of such Member in the income, gains, losses, deductions, expenses, credits, capital or distributions of the Company (other than a change with respect to a Member pursuant to this Agreement), or (iv) change this Article 9.
ARTICLE 10
Dissolution, Liquidation and Termination
10.1    Dissolution. The Company shall be dissolved upon the first to occur of the following events:
(d)    the election of the Managers to dissolve the Company with the consent of the Class A Member;
(e)    the election of the Class A Member to dissolve the Company; or
(f)    the entry of a decree of judicial dissolution under Section 18-802 of the Act.
10.2    Accounting on Dissolution. Following the dissolution of the Company pursuant to Section 10.1, the books of the Company shall be closed, and a proper accounting of the Company’s assets, liabilities and operations shall be made by the Managers, all as of the most recent practicable date. The Managers shall serve as the liquidators of the Company unless they fail or refuse to serve. If the Managers do not serve as the liquidators, one or more other persons may be elected to serve by the consent or vote of the Class A Member. The liquidators shall have all rights and powers that the Act confers on any person serving in such a capacity. The expenses incurred by the liquidators in connection with the dissolution, liquidation and termination of the Company shall be borne by the Company.
10.3    Termination. As expeditiously as practicable, but in no event later than one year (except as may be necessary to realize upon any material amount of property that may be illiquid), after the dissolution of the Company pursuant to Section 10.1, the liquidators shall cause the Company to (i) pay the current liabilities of the Company and (ii) establish a reserve fund (which may be in the form of cash or other property, as the liquidators shall determine) for any and all other liabilities, including contingent liabilities, of the Company in a reasonable amount determined by the liquidators to be appropriate for such purposes or otherwise to make adequate provision for such other liabilities. To the extent that cash required for the foregoing purposes is not otherwise available, the liquidators may sell property, if any, of the Company for cash or other consideration and shall cause all remaining cash or other property, if any, of the Company (after paying liabilities and establishing a reserve fund as provided in the preceding sentence) to be distributed to the Members in accordance with Section 6.6. At the time final distributions are made in accordance with Section 6.6, a certificate of cancellation shall be filed in accordance with the Act, and the legal existence of the Company shall terminate upon such filing; provided, however, that if at any time thereafter any reserved cash or property is released because in the judgment of the liquidators the need for such reserve has ended, then such cash or property shall be distributed in accordance with Section 6.6.
10.4    Negative Capital Account. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
10.5    No Other Cause of Dissolution. The Company shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as provided in this Article 10.
ARTICLE 11
Miscellaneous
11.1    Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.
11.2    Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such subject matter. All duties and liabilities (fiduciary and otherwise) of the Managers are restricted to those expressly stated in this Agreement.
11.3    Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid under the applicable law of any jurisdiction, the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby. Also, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.
11.4    Notices and Other Communications. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by overnight courier, hand delivered, mailed (first class registered mail or certified mail, postage prepaid) or sent by electronic mail transmission, or facsimile if to the Members, at the addresses (including electronic mail addresses) or facsimile numbers set forth in the records of the Company, if to the Company, at the address of its principal place of business specified in Section 1.5 or to such other address as the Company or any Member shall have last designated by notice to the Company and all other parties hereto in accordance with this Section 11.4. Communications sent by hand delivery shall be deemed to have been given when received; communications mailed in accordance with the foregoing shall be deemed to have been given three (3) days following the date so mailed; communications sent by facsimile or transmitted electronically shall be deemed to have been given when electronically confirmed; and communications sent by overnight courier shall be deemed to have been given on the next business day following the date so sent.
11.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principle of conflict of laws thereof and such federal laws as may apply. Each party agrees that any action or proceeding (whether based on contract, tort or otherwise) between any of the parties seeking to enforce any provision of, or arising out of or relating to, this Agreement or the transactions contemplated hereby must be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action or proceeding, (b) agrees that it will not bring any such action or proceeding other than in the aforesaid courts and will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (c) irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action or proceeding in any such court or that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.
11.7    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.

11.8    Headings. The section and article headings in this Agreement are for convenience of reference only and shall not be deemed to alter the meaning or interpretation of any provision hereof.
11.9    Confidentiality. Except as required by law or valid subpoena or other lawful process, the failure to comply with which would subject, or may reasonably be expected to subject, the respective receiving Member to damages or judicial or administrative censure or contempt, each Member who receives information which is protected under this Section 11.9 shall maintain in strict confidence, and without the prior consent of the Member who has provided such protected information, shall not disclose to any person (other than to another Member) and shall not use for any purpose other than evaluating or monitoring (in its capacity as a Member) the Investments or proposed Investments, any and all material, nonpublic information which concerns the operations, business or affairs of, and which is received from or on behalf of, the Company, the disclosing Member or any of their respective Affiliates; provided, however, that notwithstanding the foregoing, any receiving Member may communicate any such information to any of its advisers, employees or other representatives who have a need to know such information and for whom such receiving Member shall be responsible or to or at the request of any governmental authority or examiner having jurisdiction over such receiving Member. If any receiving Member is required by law, subpoena, legal process or other demand for any such information with which such receiving Member believes it is legally obligated to comply, such receiving Member shall give prompt notice of such fact to the disclosing Member so that the disclosing Member may, if it desires, seek a protective order or other governmental or judicial relief to prevent disclosure of such information.
11.10    Transfer and Other Restrictions. COMPANY INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE OFFERED OR SOLD UNLESS SUCH COMPANY INTERESTS HAVE BEEN REGISTERED, OR ARE EXEMPT FROM REGISTRATION, UNDER ALL APPLICABLE SECURITIES LAWS. COMPANY INTERESTS ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, VOTING AND OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the Effective Date.

CLASS A MEMBER:

ASHFORD HOSPITALITY ADVISORS LLC

BY: /s/ DAVID A. BROOKS

NAME: DAVID A. BROOKS
TITLE: VICE PRESIDENT

CLASS B MEMBERS:

/s/ MONTY BENNETT
MONTY BENNETT

/s/ ROB HAYS
ROB HAYS

SCHEDULE 1

Company Percentage
CLASS A MEMBERS: Ashford Hospitality Advisors LLC	60.00
CLASS B MEMBERS: MONTY BENNETT ROB HAYS	25.00 15.00